SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

________

Amended Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMPYREAN COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0413417
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No)

2537 South Gresner Suite 114, Houston, TX	77063
(Address of Principal Executive Offices)	(Zip Code)

2004 stock incentive plan for employees and Consultants, Amended

(Full title of plan)

James B. Parsons

2070 Skyline Tower, 10900 NE 4th St.

Bellevue, Washington 98004

(Name and address of agent for service)

(425) 451-8036

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common	12,000,000	$.01	$120,000	$15.20

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the price of the options as set by the Board of Directors.

EXPLANATORY NOTE

This Post-Effective Amendment NO. 1 to Form S-8 Registration Statement Under the Securities Act of 1933 (this "Amendment") is an amendment to the Empyrean Communications, Inc. Form S-8 Registration Statement Under the Securities act of 1933 filed with the Securities and Exchange Commission on May 28, 2004, Registration No. 333-116039 (the "Initial S-8"). The contents of the Initial S-8 are hereby incorporated by reference. The purpose of this Amendment is to offer an additional 12,000,000 shares under the 2004 Stock Incentive Plan for Employees and Consultants. The following sections under Item 1 is hereby amended as follows. This Amendment does not update, amend, or modify any other information, statement, or disclosure contained in the Initial S-8. An amended 2004 Stock Incentive Plan for Employees and Consultants is included as an Exhibit to this Amendment.

Item 1. Plan Information

This Prospectus is part of a Registration Statement that registers a maximum of 27,000,000 shares of common stock, $.001 par value, of Empyrean Communications, Inc. (the "Company") for distribution through the Company's 2004 Stock Incentive Plan for Employees and Consultants ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

Securities to be Offered

The Plan shall offer no more than 27,000,000 shares of the Common Stock of the Company at Fair Market Value. The Plan will only offer securities registered under Section 12 of the Exchange Act.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 1, 2004.

EMPYREAN COMMUNICATIONS, INC.

/s/ Robert L. Lee

Robert L. Lee, President, CEO